Specimen Stock Certificate

     Incorporated Under the Laws of the State of Nevada




 CYBERSIA CAPITAL CORP.

     Total Authorized Issue
     25,000,000 Shares Par Value $.001 Each
     Common Stock

This is to certify that _______________ is the owner of _________________ fully paid and non-assessable shares of the above corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of the Certificate properly endorse. Witness, the seal of the Corporation and the signatures of its duly authorized officers. Dated


Secretary                President








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